                                                                                    EXHIBIT 12

                                           UNISYS CORPORATION
                     COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES (UNAUDITED)
                                            ($ in millions)
                                           Six
                                        Months
                                         Ended
                                       June 30               Years Ended December 31
                                       -------   ----------------------------------------------
                                          1994     1993    1992      1991       1990       1989
                                       -------   ----------------------------------------------
Income (loss) before income taxes       $165.5   $503.4  $435.6  $(1,288.3)  $(337.3)   $(554.3)
Add (deduct) share of loss (income)
  of associated companies                 (9.3)    14.5     3.2       (6.5)    (51.8)     (50.0)
                                        ------   ------  ------  ---------   -------    -------
    Subtotal                             156.2    517.9   438.8   (1,294.8)   (389.1)    (604.3)
                                        ------   ------  ------  ---------   -------    -------

Interest expense (net of interest
  capitalized)                           102.9    241.7   340.6      407.6     446.7      425.7
Amortization of debt issuance
  expenses                                 3.1      6.6     4.8        1.8       1.5        1.6
Portion of rental expense
  representative  of interest             38.0     76.0    84.3       86.4      82.5       78.8
                                        ------   ------  ------  ---------   -------    -------

     Total Fixed Charges                 144.0    324.3   429.7      495.8     530.7      506.1
                                        ------   ------  ------  ---------   -------    -------

Earnings (loss) before estimated
  income taxes and fixed charges        $300.2   $842.2  $868.5    $(799.0)  $ 141.6    $( 98.2)
                                        ======   ======  ======  =========   =======    =======

Ratio of earnings to fixed charges        2.08     2.60    2.02      (a)       (a)         (a)
                                        ======   ======  ======  =========   =======    =======

(a) Earnings in 1991, 1990 and 1989 were inadequate to cover fixed charges by $1,294.8 million,
    $389.1 million and $604.3 million, respectively.
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